Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

We consent to the use of our reports dated March 13, 2020, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 13, 2020 on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and related amendments.

Our report dated March 13, 2020, on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers as of January 1, 2018 due to the adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP
Salt Lake City, Utah
June 26, 2020